Exhibit 5.1

515 East Las Olas Boulevard, Suite 1200 | Fort Lauderdale, FL 33301 | T 954.525.1000 | F 954.463.2030

Holland & Knight LLP | www.hklaw.com

May 8, 2014

Alion Science and Technology Corporation

1750 Tysons Boulevard

Suite 1300

McLean, VA 22102

Ladies and Gentlemen:

We have acted as counsel for Alion Science and Technology Corporation, a Delaware corporation (the “Company”), and the guarantors listed on Schedule I hereto (the “Guarantors”) in connection with the preparation of a Registration Statement on Form S-1 (as it may be amended, the “Registration Statement”) with respect to:

•                  the offer to exchange (the “Exchange Offer”) up to $235,000,000 aggregate principal amount of Third-Lien Senior Secured Notes due 2019 (the “New Third-Lien Notes”) and associated guarantees (the “Guarantees”) and up to 940,000 warrants (the “Warrants”) to purchase up to 3,086,583 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”);

•                  the offering  (the “Unit Offering”) of up to 8,877uncertificated units (each, a “Unit”), consisting of an aggregate of up to $8,877,000 principal amount of New Third-Lien Notes (“Unit Notes”) and up to 35,508 (“Unit Warrants”) Warrants and associated guarantees (the “Unit Guarantees”) to purchase up to 132,632 shares of Common Stock; and

•                  the offering of the Series A Preferred Stock (the “Preferred Stock”).

The New Third-Lien Notes, Guarantees, Units, Warrants, Preferred Stock and Common Stock are referred to herein as the “Securities.”  All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Registration Statement.

The terms and conditions of each of the Exchange Offer and the Unit Offering, as well as the terms of the Securities, are set forth in a prospectus (as it may be amended, the “Prospectus”) constituting a part of the Registration Statement. The New Third-Lien Notes will be issued under the indenture between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), substantially in the form filed as Exhibit [  ] to the Registration Statement (the “New Note Indenture”). The Warrants will be issued under a Warrant Agreement between the Company and Wells Fargo Bank, National Association, as warrant agent (the “Warrant Agent”), substantially in the form filed as Exhibit 10.34 to the Registration Statement (the “Warrant Agreement”). The Common Stock issuable upon exercise of the Warrants is to be issued under the Fourth Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”). The Preferred Stock is to be issued under the Certificate of Designation of Series A Preferred Stock (the “Certificate of Designation”).  The New Note Indenture, the Warrant Agreement, the Certificate of Incorporation, the Amended and Restated By-laws of the Company (the “By-Laws”) and the Certificate of Designation are referred to herein as the “Governing Documents.”

We have examined or are otherwise familiar with the Governing Documents, the corporate actions taken in connection with the issuance of the Securities (the “Corporate Proceedings”), the Registration Statement and such other documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing and the assumptions listed below, we are of the opinion that:

1.             Upon (a) the Registration Statement becoming effective and the completion of the Exchange Offer as provided in the Registration Statement, (b) the due execution and delivery of the New Third-Lien Notes issuable pursuant to the Exchange Offer, and (c) the due authentication by the Trustee of such New Third-Lien Notes pursuant to the New Note Indenture, such New Third-Lien Notes will be valid and binding obligations of the Company; and

2.             Upon (a) the Registration Statement becoming effective and the completion of the Exchange Offer as provided in the Registration Statement, (b) the due execution and delivery of the Guarantees issuable pursuant to the Exchange Offer, and (c) the due authentication by the Trustee of such Guarantees pursuant to the New Note Indenture, such Guarantees will be valid and binding obligations of the Guarantors; and

3.             Upon (a) the Registration Statement becoming effective and the completion of the Exchange Offer as provided in the Registration Statement, (b) the due execution and delivery of the Warrants issuable pursuant to the Exchange Offer, and (c) the due countersignature and delivery by the Warrant Agent of the Warrants pursuant to the Warrant Agreement, such Warrants will be valid and binding obligations of the Company; and

4.             Upon the Registration Statement becoming effective and completion of the Unit Offering as provided in the Registration Statement, the Units will be valid and binding obligations of the Company; and

a.                                      upon (i) the due execution and delivery of the Unit Notes and (ii) the due authentication by the Trustee of such New Third-Lien Notes pursuant to the New Note Indenture, such Unit Notes will be valid and binding obligations of the Company;

b.                                      upon (i) the due execution and delivery of the Unit Guarantees, and (ii) the due authentication by the Trustee of such Unit Guarantees pursuant to the New Note Indenture, such Unit Guarantees will be valid and binding obligations of the Guarantors;

c.                                       upon (i) the due execution and delivery of the Unit Warrants issuable as a component of the Units pursuant to the Unit Offering, and (ii) the due countersignature and delivery by the Warrant Agent of the Unit Warrants pursuant to the Warrant Agreement, the Unit Warrants will be valid and binding obligations of the Company; and

5.             The shares of Common Stock issuable upon exercise of the Warrants to be issued in the Exchange Offer and in the Unit Offering have been duly authorized and, when issued, will be validly issued, fully paid and non-assessable; and

6.             The Preferred Stock has been duly authorized and, when issued, will be validly issued, fully paid and nonassessable;

except that, to the extent they relate to the validity, binding effect or enforceability of provisions of any instrument or agreement, each of the foregoing opinions is limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance, receivership and other laws of general application affecting the enforcement of creditors’ Unit, and (ii) general equity principles, including without limitation, concepts of materiality, reasonableness, good faith, fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, whether considered in a proceeding in equity or at law.

The foregoing opinions assume that (a) the Registration Statement shall have become effective under the Securities Act, (b) at the time any shares of Common Stock or Preferred Stock are issued or delivered, the Company will remain duly organized, validly existing and in good standing under the laws of the State of Delaware, there will not have occurred any change in the law or in the Certificate of Incorporation, the Certificate of Designation or By-Laws affecting such issuance or delivery, and no relevant Corporate Proceedings will have been modified or rescinded, (c) the Common Stock will be issued upon exercise of the Warrants in accordance with the terms of the Warrant Agreement and in accordance with, and in compliance with any limitations set forth in, the applicable Corporate Proceedings and the Warrant Agreement, and (d) the number and amount of the shares of Common Stock issued will not exceed the then remaining unreserved and unissued number and amount of the shares of Common Stock authorized for issuance in the applicable Governing Documents. Without limiting any other qualifications set forth herein, the opinions expressed herein are subject to the effect of generally applicable laws that may limit the enforceability of provisions imposing premiums or liquidated damages to the extent such provisions constitute, or are deemed to constitute, a penalty or forfeiture.

We have relied as to certain relevant facts upon certificates of public officials and certificates of and/or information provided by officers and employees of the Company as to the accuracy of such factual matters without independent verification thereof or other investigation. We have also relied, without investigation, upon the following assumptions: (a) natural persons acting on behalf of the Company and the Guarantors have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question or carry out their role in it, (b) each party to any instrument or agreement relevant hereto other than the Company or the Guarantors has satisfied those legal requirements that are applicable to it to the extent necessary to make such instrument or agreement enforceable against it, (c) each party to any instrument or agreement relevant hereto other than the Company or the Guarantors has complied with all legal requirements pertaining to its status as such status relates to its ability to enforce such instrument or agreement against the Company, and (d) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

Our opinions set forth herein are limited to the Delaware General Corporation Law, the laws of the State of New York, the laws of the State of California, the laws of the State of Virginia and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the Prospectus under the caption “Experts” with respect to the matters stated therein without implying or admitting that we are “experts” within the meaning of the Securities Act, or other rules and regulations of the SEC issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ HOLLAND & KNIGHT LLP

HOLLAND & KNIGHT LLP

SCHEDULE I

Guarantor	Jurisdiction of Incorporation
Alion — BMH Corporation	Virginia
Alion — CATI Corporation	California
Alion — IPS Corporation	Virginia
Alion — JJMA Corporation	New York
Alion — METI Corporation	Virginia
Alion International Corporation	Delaware
Washington Consulting Government Services, Inc.	Virginia
Washington Consulting, Inc.	Virginia